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EXHIBIT 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 3, 2001, by and between Caremark Rx, Inc., a Delaware corporation ("Employer"), and Howard McLure ("Officer").

Recitals

        WHEREAS, Employer desires to continue to retain the services of Officer and Officer desires to serve Employer in the capacity of Executive Vice President/Chief Financial Officer; and

        WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's continued employment with Employer under this Agreement.

Agreement

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

          1.    Term.    Employer agrees to employ Officer, and Officer agrees to serve Employer, on an "at will" basis for such period (such period being the "Term") as Employer desires to employ Officer and Officer agrees to serve Employer. Without limiting the generality of the foregoing sentence, Employer shall have the right to terminate Officer at any time for any reason or no reason without any obligation to Officer other than for Base Salary (as hereinafter defined) earned but unpaid through the date of such termination and for the obligations of Employer pursuant to Section 4(4) of this Agreement.

          2.    Employment of Officer.

            (1)    Position; Duties.    Employer and Officer agree that, subject to the provisions of this Agreement, Officer will serve as Executive Vice President/Chief Financial Officer of Employer.

          3.    Compensation.

            (1)    Salary.    Employer shall pay Officer a salary in the amount of Three Hundred Fifteen Thousand Dollars ($315,000.00) per year (pro-rated for any partial year during the Term) (the "Base Salary") payable in equal Bi-weekly installments, less state and federal tax and other legally required withholdings. The Base Salary shall be subject to review and adjustment from time-to-time consistent with past practice.

            (2)    Incentive Compensation.    During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to Seventy-Five (75%) percent of Base Salary (pro-rated for any partial calendar year during the Term), less state and federal tax and other legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 3(2) shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer's performance. The incentive compensation that Officer shall be eligible to earn under this Section 3(2) shall be subject to review and adjustment from time-to-time consistent with past practice.

          4.    Benefits.

            (1)    Fringe Benefits.    In addition to the compensation and other remuneration provided for in this Agreement, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for employees of Employer at the same level as Officer.

            (2)    Expenses.    During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

            (3)    Stock Options.    Officer shall participate in the stock options plans of the Company. The opportunity for the grant of such options will be reviewed at least annually.

            (4)    Termination Benefits.    Employer shall provide to Officer the applicable benefits and/or payments set forth below.

      (a)
      Termination by resignation, disability or death.    If this Agreement is terminated due to Officer's voluntary resignation, disability, or his death, then Officer shall be entitled to only those benefits and payments he is entitled to under the Employer's applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments.

      (b)
      Termination for Cause.    If Employer terminates Officer's employment for cause, then Officer shall be entitled to only those benefits and payments he is entitled to under the applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments. The term "Cause" shall mean Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of Employer, (iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii), or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this Section 4(3) to provide Officer an opportunity to cure such non-compliant conduct or performance, and (2) Officer shall not have cured such non-compliant conduct or performance during such notice period.

      (c)
      Termination without Cause.    If Employer terminates this Agreement without cause, it shall provide Officer with the following termination benefits: (i.) 30 days written notice of Employer's intention to terminate Officer's Agreement without cause; (ii.) A lump sum payment equivalent to one (1) year of Officer's current base salary; (iii.) A lump sum payment equivalent to one (1) year of Officer's current annual incentive bonus; (iv.) Continued coverage under Employer's standard and Executive benefit plans for one (1) year in accordance with the terms of the applicable plans, provided, if the terms of the applicable plan does not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v.) The applicable Stock Option Plan shall control the treatment of Officer's unexercised stock options. As a condition precedent to receiving the payments and benefits described in this paragraph 4(3)(c), Officer shall be required to execute a full release of all claims for the benefit of Employer in a form provided exclusively by Employer. Upon execution of this release, Employer shall provide the payments and benefits described in this section 4(3)(c), within 10 days.

      (d)
      Termination Following a Change in Control.

      (i)
      Definitions.    For purposes of this Agreement, the term "Change in Control" shall mirror the definition of a "Change in Control" contained in the Caremark Rx, Inc. 1998 Stock Option Plan. The term "Successor Employer" shall refer to the surviving corporation or entity following a Change in Control of Employer. The term "Direct Competitor" shall mean a company engaged in business activities that directly compete with Employer's business activities at the time of the Change in Control.

      (ii)
      Change in Control Involving Direct Competitor.    During the first year following a Change in Control involving a Direct Competitor, Officer may elect to terminate his employment by giving 30 days prior written notice to Successor Employer. Notwithstanding the foregoing, Officer agrees not to terminate his employment until at least 6 months after the Change in Control if Successor Employer has notified Officer in writing within 10 business days following the Change in Control that it would like Officer to remain employed for a 6-month transition period.

      (iii)
      Change in Control Not Involving Direct Competitor.    During the first 6 months following a Change in Control not involving a Direct Competitor, Officer may provide Successor Employer with a written request that Successor Employer acknowledge and confirm in writing that it has assumed all of Employer's obligations under this Agreement. If Successor Employer fails to timely provide such written confirmation within 60 days of receipt of Officer's written request, then Officer shall be deemed to be terminated by Successor Employer at the end of such 60-day period.

      (iv)
      By Successor Employer.    Successor Employer may terminate this Agreement following a Change in Control by giving 30 days prior written notice to Officer.

      (v)
      Benefits.    Upon any termination of this Agreement following a Change in Control, whether by Officer under (ii) above or by Successor Employer under (iii) or (iv) above, Officer shall receive the following termination benefits: (A) a lump sum payment equivalent to two (2) years of Officer's current base salary; (B) a lump sum payment equivalent to two (2) years of Officer's current annual incentive bonus; (C) continued coverage under Employer's standard and executive benefit plans for two (2) years in accordance with the terms of the applicable plans; provided, if the terms of the applicable plan does not permit continued coverage, then Successor Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (D) the applicable stock option plan shall control the treatment of Officer's unexercised stock options. As a condition precedent to receiving the payments and benefits described in this Section 4(4)(d), Officer shall be required to execute a full release of all claims for the benefit of Successor Employer in a form provided exclusively by Successor Employer. Upon execution of this release, Successor Employer shall provide the payments and benefits described in this Section 4(4)(d) within 10 days.

          5.    Trade Secrets and Confidentiality.

            (1)    Trade Secrets.    Officer agrees and covenants that, both during the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer's duties, any Trade Secret, as defined below, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

      a.
      Derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

      b.
      Is the subject of reasonable efforts by Employer or the client from which the information was received to maintain its secrecy.

            (2)    Confidentiality.    In addition to the covenants set forth in Section 5(1), Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer's duties, any Confidential or Proprietary Information, as defined below, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term "Confidential or Proprietary Information" as used in this Agreement means any secret, confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of "Trade Secret" in Section 5(1) above. The term "Confidential or Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

            (3)    Restrictions Supplemental to State Law.    The restrictions set forth in Sections 5(1) and (2) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

        6.    Restrictive Covenants.    As a material inducement for Employer to enter into this Agreement, Officer agrees to the following restrictive covenants.

          (1)    Non-competition.    During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with the Caremark's express prior written consent, directly or indirectly, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with the Caremark or its subsidiaries in any state where the they now conduct, or during such 3 year period, begin conducting, any material business.

          (2)    Non-solicitation.    During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with the Caremark's express prior written consent, directly or indirectly, in any capacity, for the benefit of any person or entity: Solicit, interfere with, or divert, any person who is a customer, patient, supplier, employee, salesman, agent or representative of Caremark or its subsidiaries, in connection with any business in competition with Caremark or its subsidiaries.

          (3)    Modification of covenants.    If any provision contained in subparagraphs (1) or (2) above is later adjudicated to exceed the time, geographic, scope, or other limitations permitted by governing law, then such provisions will be reformed in such jurisdiction to the maximum permissible time, geographic, or scope limitations.

        7.    Miscellaneous.

          (1)    Succession.    This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Officer under this Agreement shall be personal and not assignable.

          (2)    Notices.    Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

            If to Officer:

        Howard McLure
        Caremark Rx, Inc.
        3000 Galleria Tower
        Suite 1000
        Birmingham, Alabama 35244

            If to Employer:

        Caremark Rx, Inc.
        3000 Galleria Tower
        Suite 1000
        Birmingham, Alabama 35244
        Attn.: Chief Executive Officer

  or to such other place as either party may designate as to itself by written notice to the other.

          (3)    Waiver; Amendment.    No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

          (4)    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the State of Alabama, without regard to Alabama's choice of law rules.

          (5)    Arbitration.    Any disputes or controversies arising under this Agreement shall be settled by arbitration in Birmingham, Alabama in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Alabama.

          (6)    Captions.    Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

          (7)    Prior Agreements.    This Agreement shall supersede and void any prior existing agreements between Employer and Officer regarding payments upon termination or due to change in control, including, without limitation, the Employment Agreement dated as of June 1, 2000. Notwithstanding this section, nothing in this section 6(7) is intended to have any affect upon

  Officer's Stock Option Awards or the terms of Employer's Stock Option Plans, or the terms of any benefit plans.

          (8)    Severability.    If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAREMARK RX, INC.

/s/ E. Mac Crawford E. Mac Crawford Chairman and CEO	/s/ Howard McLure Howard McLure

QuickLinks

  EXHIBIT 10.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Recitals
Agreement